LICENSING and DISTRIBUTION AGREEMENT

This Agreement is made and entered into effective as November 1, 2019 (the “Effective Date”), by and between Somahlution, LLC, with offices located at 225 Chimney Corner Lane, Suite 2001, Jupiter, Florida 33458, a company organized and existing under the laws of Delaware (“Somahlution”), and (Marizyme, Inc.), with offices located at Davenport, Fla, the “Marizyme”.

BACKGROUND

WHEREAS, Marizyme is a biotechnology company and is engaged in the marketing, sale and distribution of various medical device products, including the support thereof, in the Territory (as defined below);

WHEREAS, Somahlution owns or has certain rights relating to regulated medical Products (as defined below);

WHEREAS, Somahlution desires to appoint Marizyme as an exclusive distributor of the Products in the Territory in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Marizyme will seek regulatory approval and registration the Territories granted to Marizyme. Somahlution will provide all necessary documents in its possession to assist Marizyme in obtaining registrations in countries in the granted Territories.

WHEREAS, Marizyme desires Somahlution to supply Marizyme with the Product for distribution and sale in the Territory in accordance with the terms and conditions set forth in this Agreement and Somahlution may provide the rights to manufacture the product in the Territory for supply to Marizyme Territories,

WHEREAS, Somahlution wishes to grants to Marizyme exclusive, perpetual, sub-licensable license to Somahlution’s Intellectual Property, Trade Marks (TM), and all technical knowhow in the Fields of Use including Coronary Artery Bypass Grafting, Peripheral Vascular Bypass grafting and other Vascular Surgeries, to enable it to file for regulatory approvals, CE certification, preclinical and clinical studies, manufacture, distribute, market and commercialize the product in the Territory. Through this license Somahlution will extend its CE certificate to include Marizyme as an independent legal manufacturer.

WHEREAS, Somahlution wishes to transfer technologies to manufacture for the currently marketed liquid and the solid dosage form (powder formulation) that requires final development and scale up, of DuraGraft formulations to enable Marizyme to manufacture the products at their manufacturing facilities for supply in the Territory.

WHEREAS, Marizyme wishes to pay a royalty on gross income to Somahlution.

WHEREAS, Marizyme and Somahlution agree that this Agreement shall supersede and be controlling over any and all prior agreements, written or oral, between the parties.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

TERMS

ARTICLE 1.

DEFINITIONS. IN ADDITION TO THE TERMS DEFINED IN THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THIS SECTION 1:

1.1 “Actively Promote Sales” means to actively engage a third party, orally or in writing, to obtain a sale of the Product.

1.2 “Customer” or “Customers” shall refer to the end user or end users of the Products.

1.3 “Field of Use” shall refer to use of the Product to preserve vascular conduits used in bypasses in cardiovascular surgery, peripheral bypass surgery and other vascular surgeries.

1.4 “Products” shall refer to the products listed on Appendix 2.

1.5 “Regulatory Approvals” shall refer to governmental and regulatory agency permits, licenses, authorizations, registrations and/or approvals necessary for the marketing, distribution and sale of the Product into and within the Territory.

1.6 “Terms and Conditions” shall refer to Somahlution’s Terms and Conditions of Sale that are attached to the Marizyme credit application, which are part of the Marizyme qualification process.

1.7 “Territory” shall refer to the geographical area listed on Appendix 3.

1.8 “Trademarks” shall refer to any trademark used by Somahlution in connection with the Product, whether derived from common law use, from registration or from statutory protection against unfair competition, including without limitation those rights to Somahlution’s corporate name, other trade names, model names and trademarks.

ARTICLE 2.

LICENSE GRANT, APPOINTMENT, AND SCOPE OF AUTHORITY.

2.1 Subject to the terms and conditions of this Agreement, Somahlution hereby appoints Marizyme as an exclusive Distributor of the Product for the Territory in the Field of Use. As such, Marizyme shall have the authority to purchase, market and sell the Product in the Territory in the Field of Use. Marizyme may not Actively Promote Sales (e.g. through promotion, advertising, or by establishing branches or distribution depots) outside of the Territory. Furthermore, Marizyme may only Actively Promote Product for the Field of Use. Marizyme hereby accepts such appointment and agrees to use its best efforts to maximize sales of the Product in the Territory in the Field of Use. Marizyme acknowledges that Marizyme’s right to distribute is for the Territory in the Field of Use only.

2.2 Somahlution herby grants to Marizyme the following exclusive, perpetual licenses and rights:

(a)Somahlution hereby grants to Marizyme an exclusive, perpetual, sub-licensable license to Somahlution’s Intellectual Property, Trade Marks (TM), and all technical knowhow in the Fields of Use including Coronary Artery Bypass Grafting, Peripheral Vascular Bypass grafting and other Vascular Surgeries, to enable it to file for regulatory approvals, CE certification, preclinical and clinical studies, manufacture, distribute, market and commercialize the product in the Territory. Through this license Somahlution also extends its CE certificate to include Marizyme’s manufacturing facility. Furthermore, in the event Somahlution ceases to exist or is not able to cite Marizyme’s manufacturing facility on it’s CE certificate, Somahlution will enable transfer of certificate for the product to Maryzyme to enable Marizyme to be an independent legal manufacturer of the product. Somahlution’s exclusive license to Marizyme will include Registered TM DURAGRAFT in the Territory and wherever the patents and trademarks have been filed in the Territory, and related technical knowhow for manufacture of DuraGraft and marketing and other technical documents.

(b)Somahlution grants to Marizyme exclusive, perpetual, sub-licensable rights to Somahlution’s IP, Trade Marks (TM), and all technical knowhow to manufacture, distribute, market and commercialize the product in all countries outside the Territory if in any country outside the Territory that Somahlution grants to Marizyme and Marizyme pays for any or all patent related costs or files for registration or files for regulatory approvals, CE certification, preclinical and clinical studies.

(c)Somahlution’s agrees that if Marizyme makes changes to the initial Intellectual Property and technical knowhow then Marizyme will own the new Intellectual Property for all changes and enhancements Marizyme makes, however shall license the new intellectual property to Somahlution at no cost to Somahlution for use in its Territories.

2.3 Marizyme may appoint sub-distributors, sub-agents or other persons (collectively, “Sub-Distributors”) to perform its obligations under this Agreement, in whole or in part. However, Marizyme must communicate to Somahlution the name and address of the Sub-Distributor. Marizyme agrees that it will obligate all of its Sub-Distributors to be bound by all of the terms, conditions and restrictions to which Marizyme is bound under this Agreement, and Marizyme agrees to cause all such Sub-Distributors to comply with such terms, conditions and restrictions. Sub-Distributors may not market or sell the Products outside of the Territory or outside of the Field of Use. Neither a Sub-distributor nor Marizyme may sell to a country or party, wherein the sale to said country or party is in violation of a law, regulation or executive order of the United States of America.

2.4 During the term of this Agreement Somahlution shall be Marizyme’s sole source of the Product, and Marizyme agrees to purchase all of its requirements for the Products from Somahlution, until Marizyme has established capability to manufacture Product and Marizyme’s product is CE certified. During the term of this Agreement and for a period of one year after termination of this Agreement, Marizyme and its officers, principals, employees, affiliates and any Sub-Distributors shall not, directly or indirectly, design, develop, manufacture, assemble, import, sell, distribute or otherwise deal in any product which: (i) is used to preserve, store or flush vascular conduits such as blood vessels, arteries and veins or (ii) which is similar to the Product (whether similar as a technical matter, similar in application or otherwise similar), or (iii) that may compete with any sales of the Product in the Territory, without Somahlution’s express prior written consent. If Marizyme breaches this Section 2.3 during the term of this Agreement, then, at the option of Somahlution and at any time thereafter, in addition to any other rights Somahlution may have pursuant to this Agreement, Somahlution may terminate this Agreement effective immediately upon written notice to Marizyme. Any failure of Somahlution to act does not constitute a waiver of Somahlution’s rights under this section for future action.

(a)The product DuraGraft is a two-component system. Somahlution will produce product component A and B either as bulk product or in separate containers ready for packaging to Marizyme. Somahlution will assist Marizyme at Marizyme’s cost, with technology transfer to allow Marizyme to complete the manufacturing of the DuraGraft product at its ISO13485 certified site in the Territory or and release the product for commercial use in Marizyme territories.

(b)Somahlution will transfer all Intellectual Property and technologies to manufacture for the currently marketed liquid and the solid dosage form (powder formulation) that requires final development and scale up, of DuraGraft formulations to enable Marizyme to manufacture the products at their manufacturing facilities for supply in the Territory.

(c)Until Marizyme’s ISO-13485 certified manufacturing facility is certified by a Notified Body and included in Somahlution’s CE certificate, Somahlution will supply and Marizyme will purchase DuraGraft from Somahlution final product.

(d)When Marizyme’s Product manufacturing facility is ready and is certified as indicated above, Marizyme will either purchase components of DuraGraft of the components in bulk for final manufacturing and packaging of the final product DuraGraft or purchase the two manufacturing completed components of DuraGraft which will be assembled in final DuraGraft packaging at Marizyme’s manufacturing facilities. The purchase price for the separate components and/or for bulk package of the components will be agreed to at a later date.

(e)In the event that Marizyme, related companies, licensee or strategic partner or any third party does not begin commercialization of DuraGraft within 60 months of the signing of the binding agreement, Marizyme related companies, licensee, strategic partner or third party, Marizyme and Somahlution will mutually agree to terminate the license, and return all materials and documents to Somahlution, at no cost to Somahlution.

(f)In the event Somahlution is unable or unwilling to manufacture the Licensed products then it will transfer to Marizyme the CE mark and all Intellectual Property to enable manufacturing and distribution.

2.5Subject to the terms and conditions of this Agreement, Marizyme is authorized to sell Product purchased or otherwise acquired from Somahlution in such manner and manufacture the product, at such prices and upon such terms as Marizyme shall determine. Marizyme is an independent contractor, and not an employee of Somahlution, and this Agreement shall not be deemed to create a partnership, joint venture or principal-agent relationship between the parties. Marizyme is not authorized to assume or create any obligation or responsibility, including, but not limited to, obligations based on warranties or guarantees or other contractual obligations, on behalf or in the name of Somahlution. Marizyme shall not misrepresent its status or authority and shall be solely responsible for all of its own expenses, employees, agents and actions. Marizyme shall take no action that would or might confer “permanent establishment” or any equivalent status (as defined in applicable law or tax treaty) on Somahlution anywhere in the Territory or in any other country or otherwise subject Somahlution to taxation in any country. Nothing in this Agreement shall be construed to create any relationship whatsoever between Somahlution and any Sub-Distributor. Somahlution shall have no obligation to any such Sub-Distributors under this Agreement and all of Somahlution’s obligations under this Agreement shall be only to Marizyme, unless otherwise expressly set forth in this Agreement.

2.6During the term of this Agreement, Marizyme agrees to purchase from Somahlution no less than the specified minimum quantities of the Products for the specified periods of time set forth on Appendix 4 (the “Minimum Purchase Requirements”). If Marizyme fails to meet the Minimum Purchase Requirements for a specified period, such failure shall constitute a material breach of this Agreement. Any failure of Somahlution to act does not constitute a waiver of Somahlution’s rights under this section for future action.

2.7If Somahlution desires to market and sell new products in the Territory (“New Products”) during the term of this Agreement, Somahlution shall present the opportunity to market, sell and distribute the New Products to Marizyme prior to presenting such opportunity to a third party. Somahlution and Marizyme shall negotiate in good faith with respect to such product opportunity, but if the parties do not agree on terms and conditions for marketing, sale and distribution of the products in the Territory within ninety (90) days, Somahlution may elect to have a third party market, sell and distribute the New Products in the Territory.

ARTICLE 3.

MARIZYME RESPONSIBILITIES.

3.1During the term of this Agreement, Marizyme shall (at its expense except as otherwise provided for in this Agreement):

(a)use its best efforts to vigorously develop business in the Territory and to promote the sale of the Product in the Field of Use, which best efforts will include, without limitation, causing technically and personally suitable employees of Marizyme to call regularly and frequently upon Customers and potential Customers located in the Territory;

(b)commencing six (6) months after the Effective Date, on or before the 10th day of each month during the term of this Agreement, supply in good faith to Somahlution with an updated rolling twelve (12) month forecast of its Product purchases, which forecast shall include anticipated requested shipping dates;

(c)provide Somahlution with a written report, in English, on a quarterly basis throughout the term of this Agreement that contains information relating to business development plan, market trends, pricing and a complete Customer list;

(d)establish, train and maintain a qualified and competent sales staff, clinical specialist training staff and service organization adequate to promote, market, and sell the Product throughout the Territory, and to perform Marizyme’s obligations under this Agreement, and Marizyme shall provide a level of Product service that equals or exceeds the best standards in the medical device industry. Furthermore, Marizyme shall conduct training for its sales personnel within a reasonable time after the signing of this Agreement and at reasonable intervals thereafter;

(e)make available one or more qualified employees, as agreed upon by the parties, or such other location as agreed upon by the parties, to be trained in the clinical use of the Product, such training to be provided by Somahlution at its expense with Marizyme paying travel and other related expenses;

(f)maintain a commercially reasonable level and adequate stock of Product;

(g)provide timely field service to Customers in the Territory;

(h)promptly notify Somahlution of any and all inquiries and requests regarding Product from potential or prospective Customers who are located outside of the Territory; and

(i)keep Somahlution fully informed of all governmental, commercial and industry activities and plans that do or could affect the sale of Product in the Territory.

(j)Marizyme shall notify Somahlution of any recalls or modifications of the Products and provide to detailed information to enable Somahlution to provide these to regulatory authorities. The cost of any corrective action or recall initiated by Somahlution shall be borne entirely by Somahlution.

ARTICLE 4.

SALES PROCEDURES.

4.1 Orders for Products placed by Marizyme from time to time hereunder must be in writing and shall specify the quantities, shipping instructions and shipping schedule requested by Marizyme, and the delivery term, price and payment terms as previously agreed by the parties. Orders are not binding unless accepted by Somahlution and such acceptance by Somahlution shall not be unreasonably withheld. All shipping dates are estimates, and in any event shall be no more than sixty (60) days from order acceptance with respect to the Products. Somahlution shall not be responsible for shipping delays or failure of delivery attributable to circumstances beyond its reasonable control. In the case of a Product shortage, Somahlution reserves the right to allocate its production among its customers (including its distributors) on such basis as Somahlution may reasonably determine, in its sole discretion, provided Somahlution promptly notifies Marizyme of its inability to deliver Product and provides an estimated future delivery date. Marizyme may, in its sole and reasonable discretion, either accept the future delivery date proposed by Somahlution or cancel the applicable purchase order(s). The parties shall revise and reduce any Minimum Purchase Requirement that Marizyme is unable to meet as a result of Somahlution’s inability to supply Products. Somahlution may make delivery of the Products in installments, subject to Marizyme’s agreement in writing; all such installments to be separately invoiced and paid for when due per invoice, without regard to subsequent deliveries. Any delay in delivery of any installment beyond Somahlution’s reasonable control shall not relieve Marizyme of its obligations to accept remaining deliveries provided Marizyme is promptly notified of such delay.

4.2 All orders from Marizyme shall be subject to the terms of this Agreement, together with the Terms and Conditions that are not inconsistent with the terms of this Agreement, as supplemented by the specific quantities, shipping instructions and shipping schedule agreed upon in each case. The terms of this Agreement, as so supplemented, shall constitute the entire agreement between the parties with respect to sales of Product by Somahlution to Marizyme, and no additional or different terms set forth in the purchase order, acknowledgment or other forms or correspondence of Marizyme shall govern any such sales.

4.3 Unless otherwise specifically notified by Somahlution in writing, Product will be delivered to Marizyme FOB (EXW) Somahlution’s applicable logistics location. Title to the Product purchased hereunder, and all risk of loss or damage to such Product shall pass to Marizyme upon delivery by Somahlution to Marizyme at Somahlution’s logistics location.

4.4 Unless otherwise specified in the purchase order accepted by Somahlution, Somahlution shall package the Product in accordance with its standard practices. At Marizyme’s request, expense, and sole risk of loss, Somahlution may arrange for shipment of Marizyme’s Product from the place of manufacture or storage to the port or other point of destination set forth by Marizyme in the order. Somahlution may arrange for freight and insurance coverage on the Products, at Marizyme’s request and expense, in amounts specified by Marizyme, or, if unspecified, that which in Somahlution’s judgment may be proper, provided that Marizyme shall cover and repay Somahlution’s actual cost for such coverage.

4.5 Marizyme shall, prior to Somahlution’s scheduled shipment date for Product to be delivered to Marizyme, take all actions and provide all certificates, undertakings and other papers required of Marizyme to allow for proper importation of the Product into the Territory, and Marizyme shall pay all duties, taxes, fees, charges, freight, insurance and other costs necessary to effect such importation.

4.6 Marizyme shall take any and all necessary steps to legally import Product, including but not limited to the use of policies and procedures to ensure that the quality and specifications of the Products are maintained during storage, warehousing and shipping to end users.

ARTICLE 5

PRICE AND PAYMENT.

5.1 The initial price for the Products shall be as set forth on the Somahlution Price List set forth on Appendix 4 (“Price List”). All prices, costs, expenses, and amounts hereunder are quoted and payable in U.S. Dollars. Twelve months after the execution of this Agreement and annually thereafter, Somahlution may increase the price of the Product (typically 2-3% and at most 5% based on the increased cost of business due to cost increases manufacture, transportation, storage or additional regulatory and quality requirements) upon six (6) months’ written notice to Marizyme; provided, however, that any such price increase shall not apply to (i) any order already accepted by Somahlution prior to the date the aforementioned notice is provided to Marizyme. If Marizyme requests a reduction in the applicable price for the Products for a good business reason, Somahlution will consider such request in good faith and the parties will discuss the requested price reduction. If the parties agree in writing on a price reduction for the Products, then the reduced price will apply with prospective effect for the agreed period or, if there is no such agreed period, then until the price for the Products is increased pursuant to the terms of this Agreement.

5.2 Somahlution may issue its invoice to Marizyme at any time after each shipment. Payment shall be due on or before the 90th day after the date of Somahlution’s invoice for the Product. If Somahlution determines, in its reasonable discretion, that any factor or combination of factors poses, creates or heightens an unacceptable (to Somahlution) credit risk, or if Marizyme places an order for Product that would cause Marizyme to exceed the open credit limit that Somahlution deems to be reasonable under the circumstances, then Somahlution may require a Letter of Credit in advance of shipment of Product hereunder and/or may otherwise modify the applicable payment terms upon written notice to Marizyme. Unless another method of payment is required by Somahlution, Marizyme shall make all payments by wire transfer to the account designated by Somahlution in writing. Any amount not paid as and when due shall bear interest at the rate of LIBOR plus two percent (2%) per annum or at the highest rate permitted by applicable law, whichever is less. Somahlution’s failure at any time to demand payment in advance or to otherwise modify the applicable payment terms shall not be deemed a waiver of Somahlution’s right to do so thereafter.

5.3 Any manufacturer’s tax, occupation tax, use tax, sales tax, excise tax, VAT, export tax, import tax, duty, custom, inspection or testing fee, or any other tax, fee, interest or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between Somahlution and Marizyme (specifically excluding any income tax, corporate tax or similar tax payable by Somahlution) shall be paid by Marizyme in addition to the prices quoted or invoiced. In the event Somahlution is required to pay any such tax, fee, interest or charge, Marizyme shall reimburse Somahlution therefor upon demand and upon proof thereof. Marizyme shall also pay any and all reasonable collection fees and reasonable attorneys’ fees incurred by Somahlution in collecting payment of the purchase price and any other amounts for which Marizyme is liable under this Agreement.

5.4If Marizyme is performing all manufacturing activities and not purchasing partially made products from Somahlutions for assembly, Marizyme will pay 3% royalty on the first $100 Million of gross income to Somahlution or until patents expire. and shall have no further obligation to pay royalties to Somahlution.

ARTICLE 6

COMPLIANCE WITH LAWS.

6.1 Marizyme shall obtain and maintain all licenses, permits and other governmental approvals necessary to permit the purchase of and payment for Products by Marizyme hereunder and to otherwise permit Marizyme’s performance hereunder. Marizyme shall comply with any and all governmental laws and regulations which may be applicable to Marizyme by reason of its execution of this Agreement or its agreement to act as a Marizyme of Product in the Territory, including but not limited to any law applicable to the marketing of medical devices within the Territory. By placing each order hereunder, Marizyme represents and warrants that it has obtained all requisite licenses, permits and governmental approvals to enable Marizyme to comply with all of the provisions of this Agreement and that such licenses, permits and governmental approvals remain in full force and effect.

6.2 Marizyme acknowledges that the Product and associated documentation may be subject to United States export control laws and regulations. Marizyme further acknowledges that technical data contained in any of the foregoing may be subject to export and re-export restrictions imposed by applicable law. Marizyme confirms and agrees that the Product will only be exported to the Territory. Marizyme will not export or re-export Product, directly or indirectly, in violation of applicable laws of the Territory, of the United States or any other applicable law. Marizyme represents and warrants that no governmental agency has suspended, revoked or denied Marizyme’s import, distribution or export privileges. Marizyme shall conduct all due diligence necessary or appropriate to assure that it will not resell to any person or entity in violation of applicable law of the Territory, of the United States or other applicable law. However, such due diligence shall not waive, discharge, limit, restrict or otherwise modify Marizyme’s obligation to comply with the terms of this Agreement.

6.3 Marizyme shall not, and shall ensure that none of its officers, directors, employees or agents, offer, pay, promise to pay, or authorize the payment of any money, or offer, gift, promise to give, or authorize the giving of anything of value to (i) any official from government, hospital or other, political party or official thereof or any candidate for political office or (ii) any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (1) influencing any act or decision of such official, political party, party official or candidate in its or his official capacity, as the case may be; (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, party, official or candidate; or securing any improper advantage for Marizyme or any other party; or (3) inducing such official, party, official, or candidate to use its or his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Marizyme in obtaining or retaining business for or with, or directing business to, any person.

6.4 Marizyme acknowledges that the Product is not designed to meet the labeling requirements of the Territory. Marizyme shall be responsible for ensuring that all Products sold by it within the Territory comply with all labeling requirements. Marizyme shall also ensure that all Products sold by it bear all instructions and labels that have been applied or provided by Somahlution and that are applicable to the Product that are necessary under laws, regulations or practices in the Territory, and shall, at Marizyme’s sole expense, translate into an appropriate language of the Territory, and reproduce in such translation, all instructional materials provided in English by Somahlution. Such labeling and identification must be acceptable to Somahlution and shall not be altered or added to by Marizyme unless prior written approval in obtained from Somahlution.

6.5 Marizyme shall notify Somahlution of the existence and content of any provision of law in the Territory or any other applicable law which conflicts with any provision of this Agreement at the time of its execution or anytime thereafter. Without limiting any of the foregoing, Marizyme warrants, covenants and agrees that it will comply with all applicable laws of the Territory and of the U.S., including but not limited to the U.S. Foreign Corrupt Practices Act [(15 U.S.C. §§ 78dd-1, et seq.) ("FCPA")].

ARTICLE 7

SOMAHLUTION RESPONSIBILITIES.

7.1 Somahlution shall provide Marizyme with sales, marketing and technical information applicable to the Products, in English and Spanish as requested by Marizyme, all in reasonable quantities as determined by Somahlution and at Marizyme costs.

7.2 Somahlution shall make available and provide training to Marizyme’s field service and clinical support personnel, which such training shall occur at Somahlution’s facilities in Jupiter, Florida, USA, or such other location as the parties agree in good faith. The content of such training shall include, but is not limited to, the proper use of the Products, as well as training to enable Marizyme’s clinical support personnel to provide clinical consultation and support to its Customers for the use of such Product. Marizyme shall be solely responsible for any and all travel, living or other expenses related to such trainings. Somahlution shall provide Marizyme with training updates at Marizyme’s request and expense.

7.3 Somahlution shall provide Customer support Monday through Friday 9:00 AM to 5:00 PM Eastern Time through Somahlution’s Customer-Care Unit, except on legal holidays.

7.4 Somahlution shall notify Marizyme of any recalls or modifications of the Products and provide to Marizyme instructions as required, for their rectification. The cost of any corrective action or recall initiated by Somahlution shall be borne entirely by Somahlution.

7.5 Somahlution shall use commercially reasonable efforts to deliver all orders within the requested delivery schedule.

7.6 Somahlution will provide Marizyme with a reasonable quantity of Somahlution’s current advertising and promotional materials at no cost to Marizyme. In the event Marizyme chooses to produce local advertising and promotional materials, which shall include any translations of existing Somahlution materials, Marizyme shall provide Somahlution, free of charge, with copies of such materials, including audio visual aids, and English translations thereof, and such materials shall be subject to Somahlution’s approval prior to their distribution to the market.

7.7 Somahlution will provide the assistance and participation of Satish Chandran, CEO and Catherine Pachuk, CSO of Somahlution to provide technical support for technology transfer process, pre-clinical trial research, clinical trials, regulatory, quality and commercialization. Marizyme will reimburse relevant expenses to Somahlution personnel involved in supporting Marizyme’s product development and commercial activities.

7.8 Somahlution has received an OPS (procedural) code for the product for tracking purposes in German hospitals and will provide all information required to Marizyme for successful commercialization.

7.9 Currently, Somahlution is working with its Distributor in Germany (HeartCor) to complete the NUB application to INNIK and will complete this activity and provide all information required to Marizyme for successful commercialization.

7.10 Somahlution expects the INNIK (German Govt. body) to rule on the success of the NUB award by end of January 2020.

ARTICLE 8

REGUALTORY LISTINGS AND QUALITY ASSURANCE ACTIVITIES.

8.1 Marizyme will list the Products with Local Health Authorities for the Field of Use, if required by law, prior to import and sale of the Products in the Territory.

8.2 Marizyme will be responsible, after taking possession of Product, to maintain Product in environmental conditions that will not affect the safety, efficacy or performance of Product.

8.3 Marizyme will choose appropriate shipping and logistics firms that can provide evidence of temperature control and monitoring.

8.4 Marizyme will ship the Products to end-users while maintaining proper temperature conditions and will store the Products in a temperature-controlled facility or storage areas that meets the storage and handling specifications of the Products listed in Appendix 5 attached hereto.

ARTICLE 9

TRADEMARKS AND PROPRIETARY RIGHTS.

9.1 Marizyme acknowledges the commercial and proprietary value to Somahlution of the Trademarks, as well as the validity thereof. Somahlution shall retain sole and exclusive ownership of all goodwill associated with the Products, as represented and symbolized by the Trademarks, and Marizyme shall not register any of the Trademarks in its name. Marizyme shall not remove or alter any copyright notices or any Trademarks from the packaging for the Products or add any notices, marks or labels of any kind, except as expressly permitted hereunder or authorized by Somahlution in writing. Marizyme shall not grant or attempt to grant to any third party any right or license to use the Trademarks.

9.2 The Trademarks are and shall remain the sole and exclusive property of Somahlution, which has and shall continue to have the exclusive right to register the Trademarks, including, but not limited to, within the Territory and, as applicable, to apply for entry or removal of Marizyme as a registered user thereof; and Marizyme agrees to be so entered or removed, and shall execute all documents required to accomplish such entry or removal. Marizyme shall not acquire any ownership rights in or to the Trademarks; and all use of the Trademarks by Marizyme shall inure to the benefit of Somahlution. In the event Marizyme shall be deemed to have acquired any such rights in the Trademarks, Marizyme agrees to execute all documents reasonably requested by Somahlution to assign all such rights in the Trademarks to Somahlution. Marizyme is permitted to use the Trademarks only insofar as the Product and/or materials supplied or approved by Somahlution may bear the Trademarks. Marizyme agrees to display the Trademarks solely in connection with identifying Somahlution in the sale and marketing of Product hereunder. Without limiting the foregoing, Marizyme shall not use Somahlution’s corporate name or any of Somahlution’s trade names without the express, written permission of Somahlution. Unless otherwise provided for in this Agreement, upon expiration or termination of this Agreement, Marizyme shall forthwith remove from its property and immediately cease to use, directly or indirectly, the Trademarks and any word, title, expression, trademark, design or marking which, in the opinion of Somahlution, is confusingly similar thereto, and (if required) Marizyme shall join with Somahlution in executing all documents and doing all acts and things as shall be necessary or convenient for canceling any entry in any register of trademarks relating to the right of Marizyme to use any of the Trademarks.

9.3 Marizyme acknowledges and agrees that Somahlution owns and will retain all rights, title and interest in and to the intellectual property rights that are embodied in or relate to the Product, including without limitation all patent rights, trademarks, trade names, inventions, discoveries, developments, modifications, copyrights, know-how, trade secrets and the like relating to the design, manufacture, operation, use or sale of the Product. Marizyme hereby specifically acknowledges and agrees that it does not have, nor will it have claim to, any proprietary rights in the Products. The sole right which is granted to Marizyme regarding the Products is to sell the Products under the terms and conditions of this Agreement. In addition, Marizyme shall be entitled to use, subject to the obligations imposed by Article 12 below, Somahlution’s technical data and other know-how relating to the Product supplied by Somahlution, provided that such use by Marizyme shall be for the sole and limited purposes of implementing use of the Product being used by Customers within the Territory in the Field of Use and/or training of Customers in the proper and lawful use of such Product.

9.4 Marizyme hereby acknowledges and agrees that in the event of any violation of Section 9.1, Section 9.2 or Section 9.3 Somahlution shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any and all other rights or remedies to which Somahlution shall be entitled at law or in equity under this Agreement.

9.5 Marizyme agrees to inform Somahlution within thirty (30) days of discovery of any possible infringement by third parties of Somahlution’s proprietary rights, including without limitation any duplication of the Products, and to participate with Somahlution, at Somahlution’s expense, regarding any legal action against such infringement which, in Somahlution’s judgment, is necessary.

9.6 If Marizyme notifies Somahlution of a claim it has received that the Product or any part thereof purchased by Marizyme hereunder infringes a third party’s proprietary rights in the Territory, then Somahlution agrees, at its discretion, either to (a) defend the claim at its expense, with the cooperation of Marizyme, or (b) purchase the right to use such proprietary right. The foregoing states the entire liability of Somahlution with respect to infringement of patents or other proprietary rights by the Products or any part thereof, including without limitation their use or operation.

ARTICLE 10

WARRANTY

10.1 Subject to the terms and conditions hereof, Somahlution warrants to the Customer that the Product provided under this Agreement: (i) complies with the specifications for such Product, and (ii) was manufactured consistent with any applicable Good Manufacturing Practice regulations promulgated by the U.S. Food and Drug Administration and/or of ISO:13485.

10.2 Marizyme shall extend to each Customer the applicable Warranty for the Product, subject to all of the terms, conditions and limitations of such Warranty, and shall not extend any other warranty to the Products. If Marizyme becomes aware of any warranty claim by any of its Customers with respect to the Products, Marizyme will within 7 days of such claim notify Somahlution thereof in writing and shall provide such detail and information as Somahlution may request. Marizyme shall cooperate with Somahlution, at Somahlution’s expense, to resolve any breach of warranty claims arising from a Warranty and to fulfill the warranty obligations set forth in the applicable Warranty. Marizyme shall be responsible for any and all representations, warranties and statements which were not specifically authorized in writing by Somahlution and shall defend, indemnify and hold harmless Somahlution from and against any and all reasonable costs, damages, expenses, liabilities and obligations arising from or relating in any way to any such representation or statement made or any warranty offered or extended by Marizyme other than the Warranty offered in strict accordance with the terms of this Article 10.

10.3 Section 10.1 above sets forth the sole warranty made by Somahlution with respect to the Product and its delivery to Marizyme. The parties to this Agreement acknowledge and agree that other than the foregoing, no other warranty, whether expressed, implied or by applicable law, shall be effective with respect to the Product or their delivery, and Somahlution SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT OR ANY OTHER MATTER CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 11

INDEMNIFICATION AND INSURANCE.

11.1 Marizyme shall indemnify and hold Somahlution harmless from and against any and all third party claims, losses, demands, actions, suits, damages, liabilities, costs and expenses, including reasonable attorney’s fees, incurred by Somahlution by reason of (a) the negligence or misconduct and intentional misconduct of Marizyme or its employees or agents, (b) any misrepresentations or omissions by Marizyme or its employees or agents relating to the Product, or (c) a breach by Marizyme of any provision of this Agreement or the failure of Marizyme to perform its obligations under this Agreement.

11.2 Somahlution shall indemnify and hold Marizyme harmless from and against any and all third party claims, losses, demands, actions, suits, damages, liabilities, costs and expenses, including reasonable attorney’s fees, incurred by Marizyme by reason of (a) the negligence or misconduct of Somahlution or its employees or agents, (b) any misrepresentations or omissions by Somahlution or its employees or agents relating to the Product, or (c) a breach by Somahlution of any provision of this Agreement or the failure of Somahlution to perform its obligations under this Agreement.

11.3 Each party shall, at its own expense, maintain in force policies of insurance with reputable and solvent insurers sufficient in coverage and amounts to secure its obligations and potential liabilities. Such insurance shall be in form and substance reasonably satisfactory to the other party hereto and, in any event, shall include commercial general liability, third party, and product liability insurance with policy limits of at least one million U.S. Dollars (USD $1,000,000.00) each occurrence for bodily injury, one million U.S. Dollars (USD $1,000,000.00) each occurrence for damage to property, or, alternatively, one million U.S. Dollars (USD $1,000,000.00) combined single limit each occurrence for injury and property damage combined. At a party’s request, the other party shall provide documentation satisfactory to the requesting party evidencing such insurance and copies of such insurance policies. Such insurance shall not, however, limit either party’s obligations or potential liability under this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1 The term “Confidential Information” means all inventions, technical information, processes, trade secrets, know-how, designs, formulations, certificates of analysis, specifications, plans, drawings, blueprints, samples, models, prototypes, catalogs, service manuals, data sheets, sales, service and technical bulletins, customer lists, sales and marketing programs, price lists, cost data, sales aids (such as videos and recordings) and all other publications and information, whether or not reduced to writing, relating to the design, manufacture, use, marketing or sale of the Product, as well as any other information relating to the business of Somahlution which may be divulged to or otherwise obtained by Marizyme in the course of its performance of this Agreement and which is generally not known in the trade. “Confidential Information” shall not include any information disclosed by Somahlution hereunder which Marizyme can demonstrate by reasonable documentary evidence (a) is already known to Marizyme and which Marizyme had in its possession in written or physical embodiment prior to the disclosure, unless such Confidential Information was previously disclosed by Somahlution, or (b) is rightfully received by Marizyme in the routine course of business from a third party who is not in breach of any confidentiality obligation by disclosing such information.

12.2 Marizyme shall hold the Confidential Information in strict confidence and shall not use or disclose or distribute it except as required to perform its obligations under this Agreement. Marizyme agrees not to reverse engineer any Confidential Information or the Product. Without limiting the foregoing, Marizyme agrees that the Confidential Information shall be disclosed only to such of its employees and sales or service representatives or other persons as have a need to know such Confidential Information for a use expressly contemplated by this Agreement, and only to such employees, sales or service representatives or other persons who have been informed of the obligations contained in this Article 12 and have agreed in writing to be bound by such obligations. Marizyme will be responsible and liable for any breach of these obligations that is committed by any such employee, sales or service representative, sub-Marizyme or other person as if the breach had been committed by Marizyme.

12.3 The terms of this Article 12 shall survive expiration or termination of this Agreement for a period of five (5) years immediately following such expiration or termination. Notwithstanding anything in this Agreement to the contrary, each party’s rights, duties and obligations, whether arising under this Agreement or at law, with respect to any Confidential Information that constitutes a ‘trade secret’ shall continue until such Confidential Information is no longer considered a trade secret under applicable law (other than as the result of breach or expiration or termination of this Agreement or any other confidentiality obligation).

12.4 Marizyme shall return to Somahlution all Confidential Information, including all copies thereof, upon expiration or termination of this Agreement or upon Somahlution’s request, whichever event shall occur first.

12.5 Marizyme shall bind in writing its employees, officers, sales, technical, maintenance and service representatives, and other third parties (if any) to whom Confidential Information is disclosed as permitted hereunder, to the terms and conditions contained herein.

12.6 Unless otherwise specifically stated herein, this Agreement does not grant Marizyme any manufacturing, assembly, production or licensing rights, or any rights in any patents, patent applications, trademarks, trade names, copyrights or know-how of Somahlution.

12.7 The Parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, disclosure in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction and any disclosures necessary to comply with applicable securities laws. In the event Somahlution or Marizyme is required to disclose Confidential Information in accordance with the previous sentence, that party shall immediately, and in no event later than five (5) days prior to such required disclosure, notify the other party in writing, and cooperate with in seeking to limit the disclosure of such Confidential Information in accordance with public law.

12.8 Marizyme hereby acknowledges and agrees that in the event of any violation of this Article 12, Somahlution shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which Somahlution shall be entitled at law or equity under this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 The term of this Agreement shall commence on the Effective Date and, subject to earlier termination pursuant to its terms, shall remain in full force and effect for an initial term of five (5) years. At the end of the initial five (5) year term, the term of this Agreement shall be extended in perpetuity in all areas where the Marizyme is already operating. This Agreement may be terminated prior to the expiration of the initial or any renewal term by prior written notice from one party to the other party as follows:

(a)By Somahlution, effective immediately upon written notice, in the event that Marizyme breaches any of its obligations under Article 2, Article 3, Article 9 or Article 12;

(b)By Somahlution, effective immediately upon notice, in the event of any submission by Marizyme to Somahlution of any false or fraudulent claim, or statement in support thereof, for payment, for compensation or for any discount, allowance, refund or credit, warranty claim, or any claim made by Marizyme to Somahlution;

(c)By Somahlution, effective immediately upon written notice, in the event that Marizyme defaults under any of its monetary obligations under this Agreement and fails to remedy such monetary default within ten (10) business days after receiving written notice thereof;

(d)By Somahlution, if Marizyme fails to maintain a current account status or to furnish reasonable financial information on request within thirty (30) calendar days after receiving written demand therefor;

(e)By Somahlution, in the event that Marizyme fails to maintain and properly train a staff of sales and service personnel of adequate size for the Product and fails to remedy such failure within forty-five (45) calendar days after receiving written demand therefor;

(f)By either party, in the event the other party is in breach of this Agreement (other than a breach with respect to which the termination rights are otherwise expressly addressed in this Section 0 or elsewhere in this Agreement) and fails to cure such breach within forty five (45) calendar days after receiving written demand therefor;

(g)By Somahlution, effective immediately, if Marizyme attempts to transfer by any means more than fifty percent (50%) of the assets of Marizyme, Somahlution’s consent shall not be unreasonably withheld.

(h)For purposes of this Section 13.1(h) a “change in ownership or control” shall mean any direct or indirect change of control of Marizyme, including, without limitation, any event that results in the person or persons who ultimately own or control Marizyme as of the date first written above (i) ceasing to have the right or ability to direct or cause the direction of the management and/or policies of Marizyme, or (ii) ceasing directly or indirectly to own of record or beneficially more than fifty percent (50%) of the ownership or equity interests of Marizyme;

(i)By either party effective immediately, if the other party becomes the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or makes any assignment or other arrangements for the benefit of creditors;

(j)By Somahlution, effective immediately, if any law or regulation is adopted or in effect in the Territory that would restrict Somahlution’s termination rights or otherwise invalidate any provision of this Agreement, or if any of Marizyme’s assets are seized, expropriated or nationalized; or

(k)By Somahlution, effective immediately upon written notice, in the event that Marizyme does not meet the Minimum Purchase Requirements under this Agreement and fails to remedy such default within thirty (30) business days after receiving written notice thereof.

13.2 Upon expiration or termination of this Agreement, any and all balances owed by Marizyme to Somahlution that are then outstanding shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Somahlution shall be entitled to reimbursement for any reasonable attorneys’ fees that it may incur in collecting or enforcing payment of such obligations. In addition, upon expiration or termination of this Agreement, Marizyme shall return all catalogs, price lists, drawings, instruction sheets, advertising and other promotional materials and all of Somahlution’s supplies of every kind and character, and all other documents relating to the business of Somahlution which may be in the possession or under the control of Marizyme, including without limitation any and all Confidential Information. Furthermore, Marizyme shall provide Somahlution with a list of all of its Customers, as well as potential Customers and Customer prospects, together with relevant contact information and such detail concerning buying history, price and payment history and the like as Somahlution may request and shall assign to and deliver all Regulatory Approvals to Somahlution.

13.3 At the time of expiration or termination of this Agreement, Marizyme may sell remaining unsold Product previously purchased and paid for by Marizyme at Somahlution’s sole discretion.

13.4 Somahlution acknowledges that Marizyme may have entered into binding contractual obligations with third parties before termination or expiration of this Agreement; accordingly, following termination or expiration of this Agreement, Somahlution shall make available to Marizyme: (a) the Product that is the subject of such contractual obligation, upon proof thereof; and (b) such support, no less favorable than that provided during the term of this Agreement, to permit Marizyme to fulfill service support and maintenance obligations entered into with Customers during the term of this Agreement.

13.5 The clauses of this Agreement that are intended to survive its expiration or termination, including without limitation Articles 9, 10, 11, 12 and 14 and any and all obligations including any enforcement actions that arise prior to expiration or termination, shall survive expiration or termination of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 SOMAHLUTION SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR CONTINGENT DAMAGES WHATSOEVER, WHETHER ARISING OUT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHER THEORIES OF LAW, WITH RESPECT TO PRODUCT SOLD HEREUNDER, OR ANY UNDERTAKINGS, ACTS OR OMISSIONS RELATING THERETO, AND SOMAHLUTION HEREBY DISCLAIMS ALL SUCH DAMAGES. Without limiting the foregoing provision, Somahlution specifically disclaims and shall not be liable hereunder for any claims for loss of use or lost profits, lost income or damage to reputation.

14.2 Marizyme represents and warrants that: (i) it is not currently and will not in any way whatsoever during the term of this Agreement be contractually restricted or prohibited from entering into this Agreement and performing its obligations herein contained, and (ii) its execution of this Agreement, and its performance of its obligations herein contained, do not and will not constitute a default or an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which it is a party or by which it is bound.

14.3 This Agreement may not be assigned by either party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party. Any attempted assignment by either party without such consent shall be null and void and without legal effect. Notwithstanding the foregoing, however, Somahlution, may, upon written notice to Marizyme, assign or otherwise transfer this Agreement or the rights and obligations arising hereunder to a third-party to whom Somahlution sells all rights to the Products, any affiliate of Somahlution or to any acquirer of all or substantially all of Somahlution’s assets without Marizyme’s consent. For purposes of this Section 0, the term “affiliate” shall include any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with Somahlution.

14.4 This Agreement constitutes the entire agreement between the parties, and it supersedes any and all prior and contemporaneous oral or written agreements, understandings, conditions and warranties, between the parties hereto on the subject matter hereof. Except as otherwise expressly contemplated herein, this Agreement may be modified or amended only by a writing signed by both of the parties hereto. There are no conditions to this Agreement which are not set forth herein.

14.5 Notification required or permitted hereby shall be given in writing and shall be deemed given only upon transmission by confirmed facsimile on the first business day after transmission thereof or five (5) business days after being sent postage pre-paid by registered or certified airmail, return receipt requested, or on the date of delivery by private international courier upon proof thereof, and (in each case) addressed to the party to be given notification at the address listed in conjunction with that party’s name as set forth in Appendix 1.

14.6 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT AND ANY AND ALL SALES OF PRODUCT BY SOMAHLUTION TO MARIZYME SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF PRODUCT.

14.7 Any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or enforcement, or the breach, expiration, termination or invalidity hereof, shall be adjudicated in English in U.S. Federal District Court for the Southern District of Florida in West Palm Beach, Florida.

14.8 Except as otherwise expressly provided in this Agreement, the rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of its right to terminate this Agreement or to enforce any provision of this Agreement for any default or violation by the other party shall not prejudice such party’s right of termination or enforcement for such or any other default or violation.

14.9 If, by reason of any cause beyond the reasonable control of either party hereto, including, but not limited to, strikes, failure of major subcontractors, fire, hurricane, flood or other acts of nature or acts of God, accidents, war, acts of terrorism, civil unrest, embargo or other governmental act, regulation or request, or other legal restrictions, such party is delayed in its performance, in whole or in part, of its obligations under this Agreement (other than monetary obligations), then such party shall be excused from such performance and such nonperformance will not make the party liable to the other party. The party delayed shall, as promptly as reasonably possible, notify the other party of the reasons for the delay and its estimated duration.

14.10 In the event a court of competent jurisdiction determines any one or more of the provisions contained in this Agreement to be invalid, illegal or unenforceable, this Agreement shall be construed so that the remaining provisions contained herein shall not in any way be affected thereby but shall remain in full force and effect, and any such invalid, illegal or unenforceable provision(s) shall be deemed, without further action by any person or entity, to be modified or limited to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

14.11 This Agreement shall not take effect unless and until both parties have signed it. However, this Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original, and all of which shall be deemed one and the same instrument, and which counterparts may be exchanged as an attachment to an email or by facsimile transmission.

14.12 This Agreement has been expressed in English at the wish of the parties. The parties confirm and agree that the English-language version of this Agreement shall govern and control any translation of this Agreement into any other language.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SOMAHLUTION LLC		Marizyme, Inc.
(“Somahlution”)		(“Marizyme”)

By:	/s/ Satish Chandran	By:	/s/ Nicholas DeVito
	Satish Chandran		Nicholas DeVito
Title:	CEO	Title:	CEO

Date:	November 1, 2019	Date:	November 1, 2019

Appendix 1

Contact Information

If to Somahlution:

Catherine Pachuk

Chief Scientific Officer

Catherine.pachuk@somahlution.com

+1 561.433.6593

Amar Dhaduk

VP, Business Affairs

Amar.Dhaduk@somahlution.com

+1 561.433.6633

Satish Chandran

Chief Executive Officer

Satish.chandran@somahlution.com

+1 561.433.6596

ACCOUNTING

AP@somahlution.com

+1 561.433.6604

CUSTOMER CARE

customercareunit@somhlution.com

Phone: +1-561-320-3929

Fax: US/CAN +1-844-421-1169

Fax: Int: +1-561-253-2348

If to Marizyme:

Nicholas DeVito

Chief Executive Officer

npdevito@gmail.com

908-267-0030

Appendix 2

Products

DuraGraft – Vascular Conduit Solution- For use in Cardiac and Peripheral Bypass Grafting with Arteries and Veins and For Vascular Surgeries

“A CE Marked Product” – Notified Body is BSI, Netherlands

Appendix 3

Territory

1. For Manufacture and Distribution of both Somahlution and Marizyme made product

a.Mexico

b.All Countries in South America

c.South Korea

d.China

e.Hong Kong

f.Taiwan

2. For Distribution only using Somahlution made product at transfer and ASPs consistent with EU pricing to prevent parallel import issues in EU and for future manufacturing once Somahlutions transfers the CE mark per Section 2.4.f to Marizyme

a.Germany (granted immediately upon expiration of existing distribution agreement with Heartcor on January 31, 2020).

b.Czech Republic (granted immediately upon expiration of existing distribution agreement with Medical Innovation on January 2021)

c.Poland (granted immediately upon expiration of existing distribution agreement with Medical Innovation on January 2021)

d.Sweden (granted immediately upon expiration of existing distribution agreement with Wingmed on January 31, 2020).

e.United Kingdom (granted immediately upon expiration of existing distribution agreement with Cardiac Services on January 31, 2020).

f.Ireland (granted immediately upon expiration of existing distribution agreement with Sisk Medical on January 31, 2020).

g.All remaining countries in Europe

3. Somahlution will make best efforts to transfer manufacturing responsibility to Marizyme in all Territories.

Appendix 4

Minimum Purchase Requirements and Price List

1. Somahlution Price to Marizyme: $450 USD for purchase of liquid or solid dosage form of DuraGraft product when purchased from Somahlution

2. Somahlution Price to Marizyme: To be agreed at a later date for purchase of Bulk liquid form of liquid DuraGraft components A and B or separate purchase of manufactured individual liquid DuraGraft components A and B.

3. Marizyme pays a royalty to Somahlution when manufactured by Marizyme (liquid or solid dosage form) per Article 5.4 of this Agreement.

4. Annual Minimum Purchase Requirement: 100 units of DuraGraft in each Territory, not to begin until after Products are approved for manufacture and sale in the Territory

Appendix 5

Storage and Handling Specifications

Products shall be stored at a temperature between 2º and 8ºC for all liquid formulations of DuraGraft and at 2o to 25oC for solid dosage form (powder formulation) of DuraGraft.

Shipment of product shall follow temperature displayed on shipment label in accordance of specifications created by Somahlution.